Exhibit 99.1

Abbott Reports 16.5 Percent Earnings Growth in Third Quarter; Raises Earnings Guidance for 2009

— Adjusted EPS Growth of 16.5 Percent (GAAP EPS Growth of 37.7 Percent) —
— Company Raises Earnings-Per-Share Outlook for 2009 —
— Worldwide Operational Sales Increased 8.4 Percent —
— Worldwide Medical Products Operational Sales Increased 16.2 Percent —
— Worldwide Nutritional Operational Sales Increased 13.1 Percent —
— International Pharmaceutical Operational Sales Increased 15.1 Percent —

Financial:	ABBOTT PARK, Ill., Oct. 14, 2009 — Abbott today announced financial results for the third quarter ended Sept. 30, 2009.
John Thomas
(847) 938-2655 Larry Peepo (847) 935-6722	•

Diluted earnings per share, excluding specified items, were $0.92, above Abbott’s guidance range of $0.88 to $0.90. Diluted earnings per share under Generally Accepted Accounting Principles (GAAP) were $0.95. The company is raising its ongoing earnings outlook for 2009 to $3.70 to $3.72, above its previous range of $3.65 to $3.70.

Tina Ventura (847) 935-9390 Media:	•

Worldwide operational sales, which excludes an unfavorable 4.9 percent effect of exchange rates, increased 8.4 percent. Reported sales, including the impact of exchange, increased 3.5 percent. Excluding the expected decline in Depakote® sales due to generic competition, worldwide operational sales increased 11.4 percent.

Melissa Brotz
(847) 935-3456 Scott Stoffel (847) 936-9502	•

Worldwide pharmaceutical operational sales, which excludes an unfavorable 5.5 percent effect of exchange rates, increased 3.9 percent. Excluding the impact of Depakote, worldwide pharmaceutical operational sales increased 9.3 percent. International pharmaceutical operational sales increased 15.1 percent, excluding an unfavorable 11.3 percent effect of exchange rates.

• Worldwide medical products operational sales, which excludes an unfavorable 5.1 percent effect of exchange rates, increased 16.2 percent.

• Worldwide nutritional operational sales, which excludes an unfavorable 3.3 percent effect of exchange rates, increased 13.1 percent.

“Abbott is performing well, generating higher-than-expected earnings growth in the third quarter,” said Miles D. White, chairman and chief executive officer, Abbott. “During the quarter, we announced several acquisitions that support our long-term growth strategy. These acquisitions add to our diverse mix of global businesses, with new technologies, established products and emerging market infrastructure that will help us deliver sustainable industry-leading growth. In particular, the acquisition of Solvay Pharmaceuticals will further diversify our global pharmaceuticals business.”

The following is a summary of third-quarter 2009 sales.

Quarter Ended 9/30/09
(dollars in millions)			% Change vs. 3Q08
	Sales		Operational		Foreign Exchange	Reported

Total Sales	$7,761		8.4		(4.9)	3.5

Total International Sales	$4,140		18.1		(9.6)	8.5

Total U.S. Sales	$3,621		(1.7	)(a)	—	(1.7)

Worldwide Pharmaceutical Sales	$4,055		3.9	(a)	(5.5)	(1.6)

International Pharmaceuticals	$2,061		15.1		(11.3)	3.8

U.S. Pharmaceuticals	$1,994		(6.6	)(a)	—	(6.6)

Worldwide Nutritional Sales	$1,386		13.1		(3.3)	9.8

International Nutritionals	$725		21.8		(6.5)	15.3

U.S. Nutritionals	$661		4.4		—	4.4

Worldwide Diagnostics Sales	$909		5.8		(6.1)	(0.3)

International Diagnostics	$676		7.5		(8.2)	(0.7)

U.S. Diagnostics	$233		0.8		—	0.8

Worldwide Vascular Sales	$666		8.0		(3.3)	4.7

International Vascular	$271		12.4		(8.1)	4.3

U.S. Vascular	$395		4.9		—	4.9

Other Sales	$745	(b)	35.5		(4.1)	31.4

Note:  See “Consolidated Statement of Earnings” for more information.

(a) Sales comparison reflects the expected impact of generic Depakote competition. See Q&A Answer 1 for further discussion.

(b) Includes the acquisition of Advanced Medical Optics, which closed on Feb. 25, 2009.

The following is a summary of nine months ended September 2009 sales.

Nine Months Ended 9/30/09
(dollars in millions)			% Change vs. 9M08
	Sales		Operational		Foreign Exchange	Reported

Total Sales	$21,975		8.1		(6.3)	1.8

Total International Sales	$11,789		14.9		(11.9)	3.0

Total U.S. Sales	$10,186		0.5	(a)	—	0.5

Worldwide Pharmaceutical Sales	$11,637		3.0	(a)	(6.8)	(3.8)

International Pharmaceuticals	$6,164		13.8		(13.4)	0.4

U.S. Pharmaceuticals	$5,473		(8.1	)(a)	—	(8.1)

Worldwide Nutritional Sales	$3,851		11.0		(4.2)	6.8

International Nutritionals	$1,915		15.9		(8.5)	7.4

U.S. Nutritionals	$1,936		6.2		—	6.2

Worldwide Diagnostics Sales	$2,603		5.2		(8.0)	(2.8)

International Diagnostics	$1,912		5.8		(10.7)	(4.9)

U.S. Diagnostics	$691		3.4		—	3.4

Worldwide Vascular Sales	$1,968		30.1		(5.3)	24.8

International Vascular	$784		12.8		(10.9)	1.9

U.S. Vascular	$1,184		46.4		—	46.4

Other Sales	$1,916	(b)	24.1		(5.5)	18.6

Note:  See “Consolidated Statement of Earnings” for more information.

(a) Sales comparison reflects the expected impact of generic Depakote competition. See Q&A Answer 1 for further discussion.

(b) Includes the acquisition of Advanced Medical Optics, which closed on Feb. 25, 2009.

The following is a summary of Abbott’s third-quarter 2009 sales for selected products.

				International
Quarter Ended 9/30/09	U.S.				% Change vs. 3Q08
(dollars in millions)		% Change				Foreign
	Sales	vs. 3Q08		Sales	Operational	Exchange	Reported
Pharmaceutical Products
HUMIRA	$700	21.3		$791	41.5	(15.3)	26.2
Kaletra	$114	(10.3)		$239	2.6	(10.5)	(7.9)
TriCor/TRILIPIX	$330	(1.0)		—	—	—	—
Niaspan	$215	10.6		—	—	—	—
Lupron	$129	(13.4)		$66	4.8	(12.3)	(7.5)
Synthroid	$111	3.8		$23	17.1	(14.0)	3.1
Depakote(a)	$66	(77.2	)(a)	$26	13.8	(17.2)	(3.4)

Nutritional Products
Pediatric Nutritionals	$323	1.1		$426	27.1	(5.2)	21.9
Adult Nutritionals	$331	9.0		$300	15.2	(8.2)	7.0

Medical Products
Core Laboratory Diagnostics	$147	(5.9)		$618	5.9	(8.1)	(2.2)
Coronary Stents	$244	(1.3)		$145	15.3	(8.0)	7.3
Diabetes Care	$124	(14.1)		$193	2.4	(10.6)	(8.2)
Medical Optics	$96	n/m		$167	n/m	n/m	n/m
Molecular Diagnostics	$38	11.3		$44	30.0	(10.7)	19.3

(a) Sales comparison reflects the expected impact of generic Depakote competition.

Note: The impact of foreign exchange on global sales can be found on the subsequent page.

n/m = Not meaningful

The following summarizes the impact of foreign exchange on global sales for selected products.

Quarter Ended 9/30/09		Global Sales
(dollars in millions)	Global	% Change vs. 3Q08
	Sales	Operational		Foreign Exchange	Reported
Pharmaceutical Products
HUMIRA	$1,491	31.8		(8.0)	23.8
Kaletra	$353	(1.7)		(7.0)	(8.7)
TriCor/TRILIPIX	$330	(1.0)		—	(1.0)
Niaspan	$215	10.6		—	10.6
Lupron	$195	(7.5)		(4.0)	(11.5)
Synthroid	$134	6.1		(2.4)	3.7
Depakote(a)	$92	(69.4	)(a)	(1.5)	(70.9)

Nutritional Products
Pediatric Nutritionals	$749	14.7		(2.7)	12.0
Adult Nutritionals	$631	12.0		(3.9)	8.1

Medical Products
Core Laboratory Diagnostics	$765	3.6		(6.5)	(2.9)
Coronary Stents	$389	4.5		(2.8)	1.7
Diabetes Care	$317	(4.3)		(6.3)	(10.6)
Medical Optics	$263	n/m		n/m	n/m
Molecular Diagnostics	$82	20.9		(5.5)	15.4

(a) Sales comparison reflects the expected impact of generic Depakote competition.

n/m = Not meaningful

The following is a summary of Abbott’s nine months ended September 2009 sales for selected products.

				International
Nine Months Ended 9/30/09	U.S.				% Change vs. 9M08
(dollars in millions)		% Change				Foreign
	Sales	vs. 9M08		Sales	Operational	Exchange	Reported
Pharmaceutical Products
HUMIRA	$1,745	16.0		$2,081	44.6	(19.7)	24.9
Kaletra	$310	(14.2)		$678	4.8	(12.5)	(7.7)
TriCor/TRILIPIX	$919	3.6		—	—	—	—
Lupron	$399	73.0		$186	5.3	(16.1)	(10.8)
Niaspan	$601	6.4		—	—	—	—
Depakote(a)	$257	(74.8	)(a)	$67	4.4	(18.4)	(14.0)
Synthroid	$293	(7.0)		$61	9.7	(18.3)	(8.6)

Nutritional Products
Pediatric Nutritionals	$947	1.3		$1,115	20.2	(6.8)	13.4
Adult Nutritionals	$946	9.2		$799	10.6	(10.6)	—

Medical Products
Core Laboratory Diagnostics	$446	(2.4)		$1,761	4.6	(10.5)	(5.9)
Coronary Stents	$768	91.3		$420	20.3	(11.6)	8.7
Diabetes Care	$372	(10.5)		$538	3.6	(14.1)	(10.5)
Medical Optics	$241	n/m		$332	n/m	n/m	n/m
Molecular Diagnostics	$108	16.0		$114	24.7	(14.2)	10.5

(a) Sales comparison reflects the expected impact of generic Depakote competition.

Note: The impact of foreign exchange on global sales can be found on the subsequent page.

n/m = Not meaningful

The following summarizes the impact of foreign exchange on global sales for selected products.

Nine Months Ended 9/30/09		Global Sales
(dollars in millions)	Global	% Change vs. 9M08
	Sales	Operational		Foreign Exchange	Reported
Pharmaceutical Products
HUMIRA	$3,826	31.0		(10.3)	20.7
Kaletra	$988	(1.4)		(8.4)	(9.8)
TriCor/TRILIPIX	$919	3.6		—	3.6
Lupron	$585	40.9		(7.7)	33.2
Niaspan	$601	6.4		—	6.4
Depakote(a)	$324	(69.1	)(a)	(1.3)	(70.4)
Synthroid	$354	(4.1)		(3.2)	(7.3)

Nutritional Products
Pediatric Nutritionals	$2,062	11.0		(3.5)	7.5
Adult Nutritionals	$1,745	9.8		(5.1)	4.7

Medical Products
Core Laboratory Diagnostics	$2,207	3.3		(8.5)	(5.2)
Coronary Stents	$1,188	56.5		(5.7)	50.8
Diabetes Care	$910	(2.1)		(8.4)	(10.5)
Medical Optics	$573	n/m		n/m	n/m
Molecular Diagnostics	$222	20.6		(7.5)	13.1

(a) Sales comparison reflects the expected impact of generic Depakote competition.

n/m = Not meaningful

Business Highlights

•                  Announced Acquisition of Solvay Pharmaceuticals Business

Announced a definitive agreement with the Solvay Group for Abbott to acquire Solvay’s pharmaceuticals business, providing Abbott with a large and complementary portfolio of pharmaceutical products and a significant presence in key global emerging markets, including Eastern Europe and Asia. The acquisition also provides more than $500 million in incremental research and development investment capacity along with significant EPS accretion. The transaction will be approximately $0.10 accretive to ongoing earnings per share in 2010, accelerating to more than $0.20 by 2012, increasing thereafter, all before one-time transaction-related items.

•                  Presented New XIENCE V® Data at the TCT Scientific Meeting

Announced new XIENCE V data at TCT, including one-year results from the 3,690-patient SPIRIT IV trial demonstrating XIENCE V was statistically superior to Boston Scientific’s TAXUS® (p=0.001) on the primary endpoint of target lesion failure (TLF). XIENCE V also showed an 80 percent reduction in stent thrombosis per protocol definition compared to TAXUS (p=0.004). In the 1,800-patient investigator-initiated COMPARE trial, XIENCE V demonstrated significantly better outcomes in key safety and efficacy measures compared to TAXUS Liberte. Also, three-year results from our U.S. pivotal trial, SPIRIT III, demonstrated that XIENCE V showed sustained efficacy with a 43 percent reduction in major adverse cardiac events (MACE) out to 3 years (p=0.003) compared to TAXUS. XIENCE V also demonstrated impressive safety, with a low very late stent thrombosis rate of 0.2 percent and no stent thrombosis between two and three years.

•                  Announced Acquisition of Evalve, Inc.

Announced an agreement to acquire the outstanding equity of Evalve, Inc., the global leader in the development of devices for minimally invasive repair of cardiac mitral valves. The acquisition provides Abbott with a presence in the growing area of non-surgical treatment for structural heart disease.

•                  Announced Acquisition of Visiogen, Inc.

Announced an agreement to acquire Visiogen, Inc., providing the company with a next-generation accommodating intraocular lens (IOL) technology to address presbyopia for cataract patients.

•                  Received Approval for Blood Screening Test and Launched a New Diagnostic Instrument

Received approval from the U.S. Food and Drug Administration (FDA) for ABBOTT PRISM HIV O Plus test, the first fully automated blood screening test for HIV-1/HIV-2. Also announced the launch of a new low-to-mid volume diagnostic instrument — the ARCHITECT® c4000® clinical chemistry analyzer which performs diagnostic tests that monitor general health including a patient’s levels of sodium, potassium, chloride and organ function.

•                  XIENCE V and XIENCE PRIME™ International Expansion

Abbott received regulatory approval for XIENCE V in China and Canada. In addition, Abbott announced the widespread availability of its next-generation XIENCE PRIME for the treatment of coronary artery disease. XIENCE PRIME, which received CE Mark in June, offers a novel stent design and a delivery system designed for greater flexibility and enhanced deliverability. XIENCE PRIME is now widely available in Europe and in select countries throughout the Asia-Pacific region and Latin America.

•                  Announced Acquisition of Nutrition Business in India

Announced a definitive agreement to acquire the nutrition businesses of Wockhardt Limited, Carol Info Services Limited, and certain Wockhardt subsidiaries and group companies. Wockhardt has a significant presence in India’s pediatric and adult nutrition segments with infant formulas, weaning foods and adult protein supplements.

Abbott raises guidance for full-year earnings per share

Based on the company’s continued strong results year to date, including third-quarter results that were ahead of expectations, Abbott is raising its ongoing earnings-per-share forecast for the full-year 2009 to $3.70 to $3.72 from its previous guidance range of $3.65 to $3.70. The midpoint of this 2009 guidance range reflects 11.7 percent growth over 2008 ongoing earnings per share.

Abbott is forecasting earnings per share under GAAP above the full-year ongoing earnings per share for 2009.

Abbott declares quarterly dividend; double-digit increase over prior year

On Sept. 17, 2009, the board of directors of Abbott declared the company’s quarterly common dividend of 40 cents per share, an increase of 11 percent over the prior period. The cash dividend is payable Nov. 15, 2009, to shareholders of record at the close of business on Oct. 15, 2009. This marks the 343rd consecutive dividend paid by Abbott since 1924.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs more than 72,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live third-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2008, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Third Quarter Ended September 30, 2009 and 2008

(in millions, except per share data)

(unaudited)

	2009	2008	% Change

Net Sales	$7,761	$7,498	3.5
Cost of products sold	3,360	3,353	0.2
Research and development	676	680	(0.7)
Selling, general and administrative	2,085	2,068	0.9
Total Operating Cost and Expenses	6,121	6,101	0.3

Operating earnings	1,640	1,397	17.4

Net interest expense	97	70	38.0
Net foreign exchange (gain) loss	—	17	n/m
Other (income) expense, net	(328)	(63)	n/m	1)
Earnings before taxes	1,871	1,373	36.3
Taxes on earnings	391	288	35.6

Net Earnings	$1,480	$1,085	36.5

Net Earnings Excluding Specified Items, as described below	$1,429	$1,236	15.7	2)

Diluted Earnings Per Common Share	$0.95	$0.69	37.7

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$0.92	$0.79	16.5	2)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,552	1,564

1)

Other (income) expense, net in 2009 includes a patent litigation settlement and ongoing contractual payments from Takeda associated with the conclusion of the TAP joint venture. The patent litigation settlement has been treated as a specified item and excluded from ongoing operations as discussed in Q&A Answer 6. Other (income) expense, net in 2008 includes primarily ongoing contractual payments from Takeda associated with the conclusion of the TAP joint venture.

2)

2009 Net Earnings Excluding Specified Items excludes an after-tax gain of $178 million, or $0.11 per share, relating to a patent litigation settlement. This was partially offset by after-tax charges of $127 million, or $0.08 per share, primarily for integration and cost reduction initiatives.

2008 Net Earnings Excluding Specified Items excludes after-tax charges of $151 million, or $0.10 per share, for cost reduction initiatives.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Nine Months Ended September 30, 2009 and 2008

(in millions, except per share data)

(unaudited)

	2009	2008	% Change

Net Sales	$21,975	$21,577	1.8
Cost of products sold	9,425	9,434	(0.1)
Research and development	1,997	1,957	2.0
Acquired in-process research and development	—	97	n/m
Selling, general and administrative	6,181	6,138	0.7
Total Operating Cost and Expenses	17,603	17,626	(0.1)

Operating earnings	4,372	3,951	10.7

Net interest expense	287	246	16.7
Net foreign exchange (gain) loss	29	38	(23.8)
(Income) from TAP Pharmaceutical Products Inc. joint venture	—	(119)	n/m
Other (income) expense, net	(1,315)	(384)	n/m	1)
Earnings before taxes	5,371	4,170	28.8
Taxes on earnings	1,164	826	41.0

Net Earnings	$4,207	$3,344	25.8

Net Earnings Excluding Specified Items, as described below	$3,960	$3,531	12.1	2)

Diluted Earnings Per Common Share	$2.70	$2.14	26.2	3)

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$2.54	$2.26	12.4	2)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,553	1,560

1)             Other (income) expense, net, in 2009 includes the derecognition of a contingent liability and a patent litigation settlement. These items have been treated as specified items and excluded from ongoing operations. 2009 also includes ongoing contractual payments from Takeda associated with the conclusion of the TAP joint venture. Other (income) expense, net, in 2008 includes a gain associated with the closing of the TAP Pharmaceutical Products Inc. joint venture transaction and a gain from the sale of an equity investment in Millennium Pharmaceuticals. These items have been treated as specified items. The remainder of Other (income) expense, net, is primarily related to ongoing contractual payments from Takeda associated with the conclusion of the TAP joint venture.

2)             2009 Net Earnings Excluding Specified Items excludes an after-tax gain of $505 million, or $0.32 per share, relating to the derecognition of a contingent liability that was recorded in connection with the conclusion of the TAP joint venture and an after-tax gain of $178 million, or $0.11 per share, relating to a patent litigation settlement. This was partially offset by $122 million, or $0.08 per share, primarily relating to costs associated with the acquisition of Advanced Medical Optics, $78 million, or $0.05 per share, for litigation settlements and $236 million, or $0.14 per share, for cost reduction initiatives and costs associated with a delayed product launch.

2008 Net Earnings Excluding Specified Items excludes a tax-free gain of $94 million, or $0.06 per share, recorded on the closing of the TAP joint venture transaction, a reduction in income taxes of $30 million, or $0.02 per share, relating to the settlement of an IRS audit, and an after-tax gain of $49 million, or $0.03 per share, relating to sales of equity investments in Millennium Pharmaceuticals and Boston Scientific. These items were offset by after-tax charges of $76 million, or $0.05 per share, for acquired in-process research and development relating to technology investments, $224 million, or $0.14 per share, for cost reduction initiatives, and $60 million, or $0.04 per share, for acquisition integration, TAP separation and other.

3)             Effective January 1, 2009, Abbott adopted FSP EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” which requires the allocation of net earnings between common shareholders and participating securities holders when computing earnings per share. As a result, net earnings allocated to common shares for the nine months ended September 30, 2009 was $4.196 billion. Net earnings allocated to common shares in 2008 was not significantly different than net income.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Questions & Answers

Q1)                          What drove the operational growth of worldwide pharmaceutical sales?

A1)                           International pharmaceutical operational sales increased 15.1 percent, excluding an 11.3 percent negative impact from exchange. Internationally, operational growth for HUMIRA was 41.5 percent, with reported sales of $791 million, in line with our previous expectations. International anti-TNF market growth trends remain strong, and HUMIRA maintains a market-leading position in many of the international markets, including the number one share position in Western Europe.

U.S. pharmaceutical sales increased 3.9 percent, excluding the expected decline of Depakote sales due to generic competition, which reduced reported U.S. pharmaceutical sales growth by 10.5 percentage points.

U.S. pharmaceutical sales were led by HUMIRA, which increased 21.3 percent to $700 million. Underlying demand for HUMIRA remains strong across all three major indications. Given the performance of HUMIRA year-to-date, we’re raising our global HUMIRA forecast to 28 to 30 percent operational sales growth for the full-year 2009, excluding the negative impact of foreign exchange (18 to 20 percent reported sales growth).

In our lipid franchise, Niaspan sales were $215 million, up 10.6 percent. TriCor/TRILIPIX franchise sales were $330 million, similar to the prior year. Sales growth this quarter was impacted by the comparison to the prior year as well as a temporary reduction in net price associated with broader managed care access and expanded patient assistance programs. Total prescriptions for the TriCor/TRILIPIX franchise continue to grow in the mid-single digits, exceeding the growth rate of the cholesterol market. The launch of TRILIPIX is on-track, driving steady market share gains. During the quarter, we initiated a consumer outreach program and we expanded our relationship with AstraZeneca to include the co-promotion of TRILIPIX. These actions are expected to drive future lipid franchise sales growth.

Q2)                          What drove the 16.2 percent operational increase in worldwide medical products sales and the 13.1 percent operational increase in worldwide nutritional products sales?

A2)                           Medical products operational sales increased 16.2 percent, excluding a 5.1 percent negative impact from exchange. This includes the second full quarter of sales from Advanced Medical Optics (AMO), which was acquired during the first quarter of 2009. Strength in the quarter reflects 8 percent operational growth in worldwide vascular sales and continued double-digit growth in Abbott’s molecular and point of care diagnostics businesses.

Vascular sales were driven by the continued successful uptake of XIENCE V, which remains the number one drug-eluting stent (DES) in the United States and Europe. XIENCE platform share, which includes XIENCE V and Promus, accounts for more than half of the U.S. market. Recent XIENCE V clinical data presented at the Transcatheter Cardiovascular Therapeutics (TCT) meeting is expected to drive market share gains for the XIENCE platform.

Worldwide nutritional products operational sales increased 13.1 percent, excluding 3.3 percent negative exchange. International nutritional product operational sales increased nearly 22 percent, reflecting strong growth in key emerging markets, including Latin America and Asia.

Questions & Answers (continued)

Q3)                          What was the third-quarter gross margin ratio?

A3)                           The gross margin ratio before and after specified items is shown below (dollars in millions):

	3Q09
	Cost of Products Sold	Gross Margin	Gross Margin %
As reported	$3,360	$4,401	56.7%
Adjusted for specified items:
Acquisition related	$(13)	$13	0.2%
Cost reduction initiatives and other	$(19)	$19	0.2%
As adjusted	$3,328	$4,433	57.1%

The adjusted gross margin ratio was 57.1 percent, consistent with our previous forecast, reflecting better operating performance of the diagnostic and nutrition businesses offset by lower Depakote sales and the negative impact of foreign exchange on the ratio.

Q4)                          What drove SG&A and R&D investment in the quarter?

A4)                           Both SG&A and R&D were in line with our forecasts. Ongoing R&D expense reflects the timing of investment in our broad-based pipeline, including programs in vascular devices, biologics, neuroscience, oncology and HCV. Ongoing SG&A expense was 25.4 percent of sales, in line with our forecast for SG&A leverage in 2009, particularly in the second half of this year. We are forecasting a reduction in full-year SG&A as a percentage of sales of more than 100 basis points compared to 2008 and R&D investment of approximately 9 percent of sales for the full-year 2009.

Q5)                          What was the tax rate in the quarter?

A5)                           The tax rate this quarter was 17.8 percent, in line with our previous forecast. The reported tax rate is reconciled to the ongoing rate below (dollars in millions):

	3Q09
	Pre-Tax	Income	Tax
	Income	Tax	Rate
As reported	$1,871	$391	20.9%
Specified items	$132	$81	61.7%
Excluding specified items	$1,739	$310	17.8%

Questions & Answers (continued)

Q6)                          How did specified items affect reported results?

A6)                           Specified items impacted third-quarter results as follows:

	3Q09
(dollars in millions, except earnings-per-share)	Earnings
	Pre-tax	After-tax	EPS
As reported	$1,871	$1,480	$0.95
Adjusted for specified items:
Patent settlement	$(287)	$(178)	$(0.11)
Acquisition related	$18	$14	$0.01
Cost reduction initiatives and other	$137	$113	$0.07
As adjusted	$1,739	$1,429	$0.92

There were net favorable specified items in the quarter. The patent settlement relates to a favorable DES patent settlement that was reached during the quarter. The favorable impact of this settlement has been excluded from ongoing earnings per share of $0.92.

Acquisition related is primarily associated with costs related to the acquisition of Advanced Medical Optics (AMO), which closed during the first quarter of 2009. Cost reduction initiatives include actions to improve efficiencies, including the previously announced efforts in the core laboratory diagnostic business.

The pre-tax impact of specified items by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	3Q09
	Cost of Products Sold	R&D	SG&A	Other (Income) Expense, Net
As reported	$3,360	$676	$2,085	$(328)
Adjusted for specified items:
Patent settlement	—	—	—	$(287)
Acquisition related	$13	—	$5	—
Cost reduction initiatives and other	$19	$6	$112	—
As adjusted	$3,328	$670	$1,968	$(41)

Questions & Answers (continued)

Q7)                          What are the key areas of focus in Abbott’s broad-based pipeline?

A7)                           Abbott is advancing leading-edge scientific discoveries across the company, including:

•                  Lipid Management

•                  Earlier this year, we launched TRILIPIX, Abbott’s next-generation fenofibric acid. The launch is proceeding in line with our expectations. During the second quarter, we submitted CERTRIAD for U.S. regulatory approval. CERTRIAD is the fixed-dose combination of TRILIPIX and CRESTOR that Abbott is developing with AstraZeneca. Abbott also expanded its relationship with AstraZeneca to include the co-promotion of TRILIPIX in the United States.

•                  Oncology

•                  Abbott’s oncology pipeline includes therapies that represent promising, unique scientific approaches to treating cancer. Abbott is focused on the development of targeted, less-toxic treatments that inhibit tumor growth and improve response to common cancer therapies. The development of two Abbott-discovered compounds continues to progress in collaboration with Genentech/Roche. These compounds include ABT-263, a Bcl-2 family protein antagonist and ABT-869, a multi-targeted kinase inhibitor.

•                  Abbott’s oncology research also includes a PARP-inhibitor in Phase II, which prevents DNA repair in cancer cells, enhancing the effectiveness of current cancer therapies.

•                  Neuroscience

•                  Abbott is conducting innovative research in neuroscience, where we have developed compounds that target receptors in the brain that help regulate mood, memory and other neurological functions to address conditions such as attention deficit hyperactivity disorder, Alzheimer’s disease and schizophrenia.

•                  Abbott is also pursuing compounds that could provide relief across a broad spectrum of pain states, such as osteoarthritis, postoperative pain and cancer pain.

•                  Immunology

•                  Abbott’s scientific experience with the anti-TNF biologic HUMIRA serves as a strong foundation for our continuing research in immunology. In our pipeline, we continue to explore additional indications for HUMIRA and have ongoing studies for ABT-874, Abbott’s anti-IL 12/23 biologic. We are also working to advance development of our early discovery programs, including oral DMARD therapies, as well as other potential biologic targets.

•                  Additionally, our proprietary DVD-Ig technology represents an innovative approach that can target multiple disease-causing antigens with a single biologic agent. This technology could lead to combination biologics for complex conditions such as cancer or rheumatoid arthritis, where multiple pathways are involved in the disease.

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s broad-based pipeline? (continued)

A7)                            (continued)

•                  Hepatitis C

•                  Abbott’s antiviral program is focused on the treatment of hepatitis C, a disease that affects more than 180 million people worldwide, with approximately 3 to 4 million people newly infected each year. Abbott’s broad-based hepatitis C program includes our partnership with Enanta Pharmaceuticals to develop protease inhibitors, as well as our internal polymerase inhibitor program. Our compounds in development have the potential to shorten treatment duration, improve tolerability and increase cure rates. Abbott has three HCV compounds in human trials, with additional pre-clinical compounds in development. Abbott is well positioned to explore combinations of these new therapies, which may provide additional benefit to patients with HCV infection.

•                 Vascular Devices

•                  XIENCE PRIME — Abbott’s next-generation DES that capitalizes on the proven attributes of XIENCE V while offering a novel stent design and a modified delivery system for improved deliverability. In June, we received CE Mark for XIENCE PRIME in Europe, and it is now widely available in Europe and in select countries throughout Asia-Pacific and Latin America.

•                  XIENCE Nano — XIENCE V for small vessels in the United States. This 2.25 mm diameter stent has been available in Europe since early 2008.

•                  “Thinman” DES — Abbott is developing an ultra thin DES, which would be the thinnest DES on the market at the time of launch. Thin stent struts are designed to improve clinical outcomes by reducing vessel injury upon deployment, enabling faster healing and improving deliverability in complex anatomy.

•                  Bioabsorbable DES — DES that is gradually absorbed into the vessel wall — much like sutures are absorbed after healing a wound — with the potential to return the vessel to full motion. Abbott has the most advanced bioabsorbable DES clinical program, with an opportunity to reach the market years ahead of competitors.

•                  Core products — Devices in active development include a next-generation bare metal stent, frontline and high-pressure balloons, and new guidewires.

•                  Molecular Diagnostics

•                  Abbott entered into an agreement with GlaxoSmithKline (GSK) to develop an automated molecular diagnostic test, based on polymerase chain reaction (PCR) technology, intended to screen non-small cell lung cancer (NSCLC) tumors for expression of the MAGE-A3 antigen.

•                  Abbott has also entered into an agreement with Pfizer to develop a molecular diagnostic test intended to screen NSCLC tumors for the presence of gene rearrangements.

###